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                                                                     EXHIBIT 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

$________                                              OCTOBER 15, 1999
                                                       WILMINGTON, MASSACHUSETTS

         FOR VALUE RECEIVED, ASCENT PEDIATRICS, INC., a Delaware corporation (the "undersigned"), hereby promises to pay to the order of ____________, or registered assigns, the principal amount of ______________, or if less, the aggregate unpaid amount of all Advances made to the undersigned under the Fourth Amendment (as defined below), on July 1, 2004, and to pay interest from the date hereof (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount outstanding hereof at the rate of 7.5% per annum until the unpaid principal amount outstanding hereunder shall become due and payable, and to pay, on demand, interest on any overdue principal, including any overdue prepayment of principal and premium, if any, at the rate of 12% per annum.

         Schedule A attached hereto and incorporated herein by reference records
(i) the date and amount of each Advance hereunder and (ii) the date and amount of any principal and interest payments made by the Company hereunder; provided however that any failure to endorse such information on such Schedule or continuation thereof shall not in any manner affect the obligation of the Company to make payments of principal and interest in accordance with the terms of this Note.

         Payments of principal, premium, if any, and interest shall be made to the registered holder hereof in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, at the office of the Company at 187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887, subject to the right of the registered holder hereof under the Fourth Amendment to receive direct payment in immediately available funds.

         Accrued interest shall be paid by the undersigned quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 1999.

         If any amounts under this Note become due and payable on a Saturday or Sunday or a day on which banks in the State of New York or the Commonwealth of Massachusetts are authorized by law to remain closed, such amounts shall be paid on the next succeeding day that such banks shall be open for business.


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         This Note has been issued pursuant to, and is one of a series of notes
(the "Fourth Amendment Convertible Notes") issued pursuant to the Fourth Amendment dated as of October 15, 1999 (the "Fourth Amendment") to the Securities Purchase Agreement dated as of May 13, 1998 between the undersigned and the Purchasers named therein, as amended (such Securities Purchase Agreement, as amended on September 30, 1998, February 16, 1999 and July 1, 1999 and by the Fourth Amendment being referred to herein as the "Purchase Agreement"). This Note is subject to and entitled to the benefits of all of the provisions of the Purchase Agreement. Capitalized terms herein are used as defined in the Purchase Agreement unless otherwise defined herein.

         This Note may be redeemed by either the undersigned or the holder as provided in Article IX of the Purchase Agreement. This Note may, or in certain circumstances, shall automatically, be converted into Depositary Shares or other securities of the Company in accordance with Section 12.2 of the Purchase Agreement.

         This Note is a general unsecured obligation of the undersigned and is subordinated to all Senior Indebtedness in accordance with Article XI of the Purchase Agreement and, as provided under Article XI, in certain circumstances, to Senior Indebtedness under the Subordination Agreement dated as of February 16, 1999 among the Company, Alpharma USPD Inc. and the Original Lenders named therein, as amended. Upon the occurrence of any one or more Events of Default, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable subject to and as provided in the Purchase Agreement.

         This Note may be amended and the provisions hereof may be waived only in accordance with Article XIV of the Purchase Agreement.

         This Note shall be governed by and construed in accordance with the laws of the State of New York.

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         IN WITNESS WHEREOF, ASCENT PEDIATRICS, INC. has caused this Note to be duly executed.

                                                  ASCENT PEDIATRICS, INC.



                                                  By: _________________
                                                  Name: Emmett Clemente
                                                  Title:   Chairman


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